                                                   Exhibit 12.2 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                       CONTINENTAL RESOURCES, INC.

                                                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------------------
                                                     1998               1999              2000              2001               2002
                                                   ------             ------            ------             ------            ------
EARNINGS                                          (17,980)             3,920            37,780             11,667           (20,032)

FIXED CHARGES                                      12,704             16,990            16,513             15,674            18,401
                                                   ------             ------            ------             ------            ------

TOTAL EARNINGS & FIXED CHARGES                     (5,276)            20,910            54,293             27,341            (1,631)

RATIO                                                  N/A                 1.2               3.3                1.7              N/A

EARNINGS INSUFFICIENT TO COVER FIXED CHARGES BY    17,980                 N/A               N/A                N/A           20,032
